Exhibit 10.3

Amendment to Employment Agreement of Richard W. Turner

This Amendment to the Employment Agreement (this “Amendment”), is entered into as of July 11, 2011, by and between Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), and Richard W. Turner (“Employee”).

WHEREAS, Employee has been employed by the Company pursuant to an Employment Agreement, dated as of January 26, 2007 between Employee and Pace Health Management Systems, Inc., the Company’s predecessor-in-interest (the “Original Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend the Original Employment Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Amendment to Section 4.1 of the Original Employment Agreement.  Section 4 of the Original Employment Agreement is hereby amended by adding Section 4.3 at the end thereof:

“4.3        Notwithstanding anything in this Section 4 to the contrary, subject to the Closing of the Merger, as such terms are defined in that certain Agreement and Plan of Merger by and among the Company, Ayelet Investments LLC and Ayelet Merger Subsidiary, Inc., dated as of the date hereof (the “Merger Agreement”), and pursuant to Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations promulgated pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the provisions of Section 4.1 shall terminate at the Effective Time, as defined in the Merger Agreement, and Employee shall be paid: (i) immediately following the Effective Time, the payments described in Section 9.02(g) of the Merger Agreement, to the extent the Company has cash and cash equivalents in excess of the Cash on Hand Amount as of the Effective Time (each as defined in the Merger Agreement) (the “Available Payment”) and (ii) to the extent that the Available Payment, if any, is less than $450,000, if Employee, within 12 months of the Closing, is terminated without Cause or voluntarily terminates his employment for Good Reason, the difference between $450,000 and the Available Payment.”

2.           This Amendment shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

3.           If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

4.           Except as set forth in this Amendment, all other terms and conditions of the Original Employment Agreement shall remain unchanged and in full force and effect.

5.           This Amendment may be executed in one or more counterparts and/or by exchange of facsimile signature pages, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

CONMED HEALTHCARE
MANAGEMENT, INC.

By:	/s/ Thomas W. Fry
	Name:	Thomas W. Fry
	Title:	Chief Financial Officer

EMPLOYEE:

/s/ Richard W. Turner
Richard W. Turner